Exhibit 99.1

Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda 441-299-9375 www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Reports Full Year and Fourth Quarter 2005 Earnings

Hamilton, Bermuda, February 2, 2006 – Assured Guaranty Ltd. (NYSE: AGO) reported net income for the fiscal year ended December 31, 2005 of $192.3 million, or $2.58 per diluted share, an increase of 5% compared with net income of $182.8 million, or $2.44 per diluted share in 2004.

Operating income, a non-GAAP financial measure, for 2005 was $193.9 million, or $2.60 per diluted share, an increase of 37% from $141.1 million, or $1.88 per diluted share, reported in 2004.  See “Explanation of Non-GAAP Financial Measures” below.  The growth in operating income was the result of increased net earned premiums and lower expenses, in part due to higher loss and loss adjustment expense recoveries in 2005 compared to 2004.

Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd., commented, “2005, our first full year as a public company, was a strong year in terms of the execution of our strategy and had a number of significant achievements.  We strengthened our ratings, expanded our asset classes, broadened our geographic reach and maintained our reinsurance dominance.”

Analysis of Net Income

($ in millions)

	4Q-05	4Q-04	% Change	2005	2004	% Change
Net income	$42.1	$48.3	(13)%	$192.3	$182.8	5%
Less: After-tax realized (losses) gains on investments	(1.0)	0.6	NMF	1.8	7.7	(77)%
Less: After-tax unrealized gains (losses) on derivatives	4.6	11.8	(61)%	(3.3)	34.0	NMF
Operating income	$38.5	$35.9	7%	$193.9	$141.1	37%

Weighted average shares outstanding (in millions):
Basic	73.8	74.9	(1)%	74.0	75.0	(1)%
Diluted	74.5	75.0	(1)%	74.5	75.0	(1)%

Per Diluted Share

	4Q-05	4Q-04	% Change	2005	2004	% Change
Net income	$0.56	$0.64	(13)%	$2.58	$2.44	6%
Less: After-tax realized (losses) gains on investments	(0.01)	0.01	NMF	0.02	0.10	(80)%
Less: After-tax unrealized gains (losses) on derivatives	0.06	0.16	(63)%	(0.04)	0.45	NMF
Operating income	$0.52	$0.48	8%	$2.60	$1.88	38%

Net income for the fourth quarter of 2005 totaled $42.1 million, or $0.56 per diluted share, a decrease of 13% compared with net income of $48.3 million, or $0.64 per diluted share, in the fourth quarter of 2004.  The decline in net income was due primarily to a reduction in after-tax unrealized gains on derivative instruments from $11.8 million in the fourth quarter of 2004 to $4.6 million in the fourth quarter of 2005.  Operating income for the fourth quarter of 2005 was $38.5 million, or $0.52 per diluted share, an increase of 7% from $35.9 million, or $0.48 per diluted share, in the fourth quarter of 2004.

To assist analysts and investors in evaluating Assured Guaranty’s financial results, this press release references several non-GAAP financial measures.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of this press release.  In each case, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP measure is provided. This presentation is consistent with the way that Assured Guaranty management, analysts and investors evaluate Assured Guaranty’s financial results and is comparable to the earnings per share estimates published by analysts in their research reports on Assured Guaranty.  The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and mortgage guaranty gross written premiums (“PVP”), net present value of estimated future installment premiums in force and adjusted book value.

New Business Production:

Analysis of Present Value of Financial Guaranty and Mortgage Guaranty

Gross Written Premiums (“PVP”)

($ in millions)

	4Q-05	4Q-04	% Change	2005	2004	% Change
Gross written premiums (GWP) analysis:
Present value of financial guaranty & mortgage guaranty GWP (PVP) (1)
Financial guaranty direct	$46.0	$39.6	16%	$145.5	$69.7	109%
Mortgage guaranty	—	6.9	NMF	13.1	27.1	(52)%
Financial guaranty reinsurance	37.9	35.7	6%	127.8	192.8	(34)%
Total PVP	83.9	82.2	2%	286.3	289.6	(1)%
Less: Installment premium PVP	57.2	52.4	9%	183.6	164.1	12%
Upfront financial guaranty & mortgage guaranty GWP	26.7	29.8	(10)%	102.7	125.5	(18)%
Less: Upfront premium due to novations	—	—	—	18.4	—	NMF
Plus: Installment GWP	30.9	32.2	(4)%	135.6	140.0	(3)%
Financial guaranty & mortgage guaranty GWP	57.6	62.0	(7)%	219.9	265.5	(17)%
Plus: Other segment GWP	0.4	3.8	(89)%	32.2	(74.6)	NMF
Total gross written premiums	$58.0	$65.8	(12)%	$252.1	$190.9	32%

(1). Due to reporting lags by our ceding companies, PVP for installment premiums from our financial guaranty reinsurance segment is reported on a one-quarter lag.

New business production as measured by PVP, a non-GAAP financial measure, increased to $83.9 million in the fourth quarter of 2005, up 2% from the $82.2 million written in the fourth quarter of 2004.  The financial guaranty direct segment generated $46.0 million of PVP, a 16% increase over fourth quarter

2004 PVP of $39.6 million, reflecting the expansion of both the public and structured finance businesses.  The Company did not write any new mortgage guaranty contracts in the quarter, and thus no PVP was recorded, as contrasted to the fourth quarter of 2004 when one contract with PVP of $6.9 million was written.  The financial guaranty reinsurance segment’s fourth quarter 2005 PVP was $37.9 million, a 6% increase from the segment’s fourth quarter 2004 PVP of $35.7 million, which included $5.1 million in PVP on two reinsurance contracts that are no longer in force.

PVP for full year 2005 was $286.3 million, compared to $289.6 million in 2004, which included $60.3 million on two reinsurance contracts that are no longer in force.  The financial guaranty direct segment generated $145.5 million of PVP in 2005, a 109% increase over 2004 PVP of $69.7 million, reflecting the expansion of Assured Guaranty’s U.S. and international public and structured finance businesses.  The mortgage guaranty segment recorded PVP of $13.1 million in 2005, a decline of 52% from 2004, reflecting limited new business opportunities in that market.  The financial guaranty reinsurance segment’s full year 2005 PVP was $127.8 million, a 34% decrease from the prior year’s PVP of $192.8 million, which included $60.3 million in PVP on two reinsurance contracts that are no longer in force.  Excluding these two contracts in 2004, 2005 financial guaranty reinsurance PVP declined 4% due principally to less business ceded by one of our reinsurance clients.

Income Statement Highlights:

Net Written Premiums by Segment

($ in millions)

	4Q-05	4Q-04	% Change	2005	2004	% Change
Financial guaranty direct	$26.3	$20.9	26%	$93.9	$77.7	21%
Mortgage guaranty	2.7	4.2	(36)%	25.7	24.4	5%
Financial guaranty reinsurance	28.5	36.3	(21)%	97.8	160.1	(39)%
Total financial guaranty	57.5	61.4	(6)%	217.3	262.2	(17)%
Other	—	—	—	—	(182.5)	NMF
Total	$57.5	$61.4	(6)%	$217.3	$79.6	173%

Net written premiums in the fourth quarter of 2005 were $57.5 million, down 6% from the fourth quarter of 2004. On a segment basis, net written premiums in the financial guaranty direct segment were $26.3 million, up 26% over the prior year period, reflecting growth in both public and structured finance premiums.  Mortgage guaranty net written premiums were $2.7 million, compared to $4.2 million in the prior year period, which included premiums received on several contracts that are no longer in force.  Net written premiums in the financial guaranty reinsurance segment for the quarter were $28.5 million, a decline of 21% over the prior year period.  This decrease was due to the non-renewal of certain treaties in 2004 as well as less premium from public finance facultative cessions, which generally have upfront premiums.

Net written premiums in 2005 were $217.3 million, compared to $79.6 million in 2004. On a segment basis, net written premiums in the financial guaranty direct segment were $93.9 million in 2005, up 21% over the prior year, reflecting growth in the direct business during 2005.  Mortgage guaranty net written premiums were $25.7 million in 2005, up 6% compared to $24.4 million in the prior year, as new business in 2005 was slightly greater than the decrease in net written premiums from contracts no longer in force.  Net written premiums in the financial guaranty reinsurance segment were $97.8 million in 2005, a decline of 39% over the prior year, due to the non-renewal of certain treaties in 2004 and lower new business volume from one in-force contract in 2005.  Net written premiums in the other segment in 2004 were  $(182.5) million, due to the unwinding of the businesses exited as part of our April 2004 initial public offering (IPO), including trade credit, title reinsurance and auto residual value.

Net Earned Premiums by Segment

($ in millions)

	4Q-05	4Q-04	% Change	2005	2004e	% Change
Financial guaranty direct	$19.8	$15.5	28%	$74.5	$88.8	(16)%
Mortgage guaranty	4.6	5.2	(12)%	18.6	33.7	(45)%
Financial guaranty reinsurance	23.5	36.5	(36)%	105.6	114.4	(8)%
Total financial guaranty	47.8	57.1	(16)%	198.7	236.8	(16)%
Other	—	—	—	—	(48.9)	NMF
Total	$47.8	$57.1	(16)%	$198.7	$187.9	6%

Net earned premiums in the fourth quarter of 2005 were $47.8 million, down 16% over the fourth quarter of 2004, due to the growth of the direct segment that was more than offset by lower earned premiums in the reinsurance segment due principally to the non-renewal of certain treaties in 2004.  On a segment basis, financial guaranty direct net earned premiums in the fourth quarter of 2005 were $19.8 million, up 28% compared to $15.5 million in the fourth quarter of 2004.  Mortgage guaranty net earned premiums in the fourth quarter of 2005 declined to $4.6 million from $5.2 million in the fourth quarter of 2004, primarily due to the run-off of the Company’s quota share reinsurance treaties.  Financial guaranty reinsurance net earned premiums, including municipal bond refundings, were $23.5 million in the fourth quarter of 2005, compared to $36.5 million reported in the fourth quarter of 2004.  Municipal bond refunding net earned premiums were $2.2 million ($0.01 per diluted share) in the fourth quarter of 2005 compared with $5.0 million ($0.03 per diluted share) in the fourth quarter of 2004.

Net earned premiums in 2005 were $198.7 million, up 6% over full year 2004.  On a segment basis, financial guaranty direct net earned premiums in 2005 were $74.5 million, down 16% compared to $88.8 million in 2004.  Net earned premiums in 2005 included $4.4 million of net earned premiums from the Company’s single name credit default swap (CDS) business that was sold in the first quarter of 2005.  Net earned premiums in 2004 included $6.7 million from the Company’s single name CDS business and $24.2 million of earned premium related to a transaction terminated due to the IPO.  Mortgage guaranty net earned premiums in 2005 declined to $18.6 million from $33.7 million in 2004, due to the run-off of several quota share reinsurance treaties and the non-renewal of some contracts in 2004.  Financial guaranty reinsurance net earned premiums, including municipal bond refundings, were $105.6 million in 2005, compared to $114.4 million reported in 2004, due to lower earned premiums as a result of contracts non-renewed in 2004 and the reassumption by Financial Security Assurance Inc. of some of its healthcare book.  Municipal bond refunding net earned premiums were $12.1 million ($0.07 per diluted share) in 2005 compared with $17.4 million ($0.09 per diluted share) in 2004.

Underwriting Results by Segment

($ in millions)

	4Q-05	4Q-04	% Change	2005	2004	% Change
Underwriting gain:
Financial guaranty direct	$10.6	$4.2	152%	$33.5	$37.7	(11)%
Mortgage guaranty	2.4	2.0	20%	9.6	24.0	(60)%
Financial guaranty reinsurance	9.1	16.2	(44)%	111.7	41.7	168%
Total financial guaranty	22.0	22.7	(3)%	154.7	103.7	49%
Other	—	0.4	NMF	2.4	(6.7)	NMF
Total	$22.0	$23.1	(5)%	$157.1	$97.0	62%

Assured Guaranty reported a consolidated underwriting gain of $22.0 million in the fourth quarter of 2005, down 5% compared to an underwriting gain of $23.1 million in the fourth quarter of 2004.  On a segment basis, the underwriting gain for the financial guaranty direct segment in the fourth quarter of 2005 was $10.6 million, up 152% from $4.2 million in the fourth quarter of 2004, reflecting increased earned premiums and lower underwriting expenses.  The mortgage guaranty segment’s underwriting results in the fourth quarter of 2005 increased to $2.4 million from $2.0 million in the fourth quarter of 2004 due to continued favorable loss experience.  The underwriting gain for the financial guaranty reinsurance segment in the fourth quarter of 2005 declined 44% to $9.1 million from $16.2 million in the fourth quarter of 2004, reflecting lower earned premiums, partially offset by case and portfolio loss activity in the quarter compared to the prior year’s quarter.

The Company’s consolidated underwriting gain in 2005 totaled $157.1 million, up 62% compared to an underwriting gain of $97.0 million in 2004.  Full year 2005 included $71.0 million of loss recoveries associated with the CFS Settlement.  On a segment basis, the underwriting gain for the financial guaranty direct segment in 2005 was $33.5 million, down 11% from $37.7 million in 2004; 2004’s results included a $10.9 million benefit from transactions terminated as part of our IPO.  The mortgage guaranty segment’s underwriting results in 2005 declined to $9.6 million from $24.0 million in 2004.  This segment’s 2004 results had favorable loss experience and a $5.5 million benefit that resulted from refinements in our portfolio reserve methodology due to a rating agency review of the transactions in our portfolio.  The underwriting gain for the financial guaranty reinsurance segment in 2005 rose 168% to $111.7 million from $41.7 million in the prior year, as 2005’s results included $71.0 million in recoveries from the CFS Settlement.

Shareholders’ Equity Highlights:

(amounts in millions except per share data)

	As of
	December 31, 2005	December 31, 2004
Book value	$1,665.4	$1,527.6
Net UPR less DAC - after-tax (1)	283.5	246.4
Net present value of installment premiums in-force - after-tax (2)	327.3	297.1
Adjusted book value (3)	$2,276.2	$2,071.1

Shares outstanding at the end of period (in millions)	74.8	75.7

Book value per share outstanding:
Book value	$22.28	$20.19
Net UPR less DAC - after-tax(1)	3.79	3.26
Net present value of installment premiums in-force - after-tax (2)	4.38	3.93
Adjusted book value (3)	$30.45	$27.38

(1).  Unearned premium reserve (UPR) less pre-paid reinsurance premiums and deferred acquisition costs (DAC), all after-tax.

(2). Due to reporting lag by our ceding companies, the present value of estimated installment premiums in force in our reinsurance segment is reported on a one-quarter lag.

(3). In the fourth quarter of 2005, the Company amended the adjusted book value calculation to include the portion of deferred acquisition costs related to operating expenses.

At December 31, 2005, Assured Guaranty’s book value per share was $22.28, an increase of 10% over the book value of $20.19 reported at December 31, 2004 due to 2005 net income, which was slightly offset by dividends paid and a reduction in accumulated other comprehensive income over the same period.  Adjusted book value per share, a non-GAAP financial measure, at December 31, 2005 was $30.45, up 11% from December 31, 2004, reflecting the growth since year-end 2004 in book value, net unearned premium reserves and net after-tax present value of estimated installment premiums in force, a non-GAAP financial measure.

Dividend: Earlier today, Assured Guaranty’s Board of Directors declared a quarterly dividend of U.S. $0.035 per common share, an increase of 17% from U.S. $0.03 per common share paid in the previous quarter.  The dividend is payable on March 8, 2006 to shareholders of record at the close of business on February 16, 2006.

Shareholders’ Meeting:  The Board of Directors has also set the time and location of Assured Guaranty Ltd.’s Annual General Meeting of Shareholders.  The meeting will be held on Friday, May 5, 2006 at 8:00 a.m. AT (7:00 a.m. ET) at the Fairmont Princess Hotel in Hamilton, Bermuda.

Investor Conference Call:  Assured Guaranty will host a conference call for investors at 8:30 a.m. ET (9:30 a.m. AT) on Friday, February 3, 2006.  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at

http://www.assuredguaranty.com or by dialing 1-866-770-7125 (in the U.S.) or 1-617-213-8066 (International), passcode 81644458.  A replay of the call will be available through March 3, 2006.  To listen to the replay dial: 1-888-286-8010 (in the U.S.) or 1-617-801-6888 (International), passcode 53303838.

Please refer to Assured Guaranty Ltd.’s Fourth Quarter 2005 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/supplement.html, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section describes why the non-GAAP financial measures presented in this press release are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.  We believe the presentation of operating income enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.  We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for net income determined in accordance with GAAP.

Adjusted book value, which is a non-GAAP financial measure, is derived by beginning with shareholder’s equity (book value) and adding or subtracting the after-tax value of the financial guaranty and mortgage guaranty unearned premium reserve net of prepaid reinsurance premiums and deferred acquisition costs and the after-tax value of the present value of estimated future installment premiums (discounted at 6%), net of reinsurance.  The adjustments described above will be realized in future periods, but may differ materially from the amounts used in determining current estimated adjusted book value due to changes in market interest rates, refunding activity, pre-payment speeds and other factors that management cannot control or predict.  Management, investors and analysts use the calculation of adjusted book value to evaluate the net present value of the Company’s in-force premium and capital base.

Present value of estimated installment premiums, which is a non-GAAP financial measure, represents our estimated future premiums on our in-force book of installment premium business in our financial guaranty direct, financial guaranty reinsurance and mortgage guaranty segments.  Estimated future premiums may change from period to period due to changes in insured par outstanding that management cannot control or predict due to prepayments or amortizations differing from previous estimates or due to a change in future estimates due to market conditions, interest rates or other factors.  It is calculated net of reinsurance ceded and using a discount rate of 6%.  We believe present value of estimated future installment premiums is a useful measure for management, equity analysts and investors because it permits the evaluation of future estimated installment premiums, similar to the GAAP financial measure of unearned premium reserves, net of reinsurance.

PVP, which is a non-GAAP financial measure, represents gross premiums and fees related to financial guaranty and mortgage guaranty contracts written in the current period, including upfront and installment premiums received on contracts written in the current period and the present value of estimated future installment premiums, discounted at 6% per year.   We use 6% as the present value discount, because it is the approximate taxable equivalent yield on our investment portfolio for the periods presented. We believe PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of installment premiums on new contracts underwritten in a reporting period, which the GAAP gross premiums written does not adequately measure.  Actual future net earned or written premiums may differ from PVP due to factors that management cannot control or predict, such as prepayments, amortizations, refundings, or defaults that may or may not be influenced by market interest rates, credit defaults or other factors.

Assured Guaranty Ltd.

Consolidated Income Statements

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(dollars in millions)
Revenues
Gross written premiums	$58.0	$65.8	$252.1	$190.9
Net written premiums	57.5	61.4	217.3	79.6

Net earned premiums	47.8	57.1	198.7	187.9

Net investment income	25.7	23.7	96.8	94.8
Other income	—	0.3	0.2	0.8
Total revenues	$73.5	$81.1	$295.7	$283.5

Expenses
Loss and loss adjustment expenses	(6.2)	0.2	(75.6)	(32.0)
Profit commission expense	6.5	4.2	12.9	15.5
Acquisition costs	10.4	15.1	45.3	50.9
Other operating expenses	15.1	14.5	59.0	67.8
Other expenses	4.0	3.4	17.3	12.3
Total expenses	$29.7	$37.4	$58.9	$114.6

Income before provision for income taxes	43.8	43.7	236.8	168.9

Total provision for income taxes	5.3	7.8	42.9	27.8

Operating income *	$38.5	$35.9	$193.9	$141.1

After-tax net realized investment (losses) gains	(1.0)	0.6	1.8	7.7
After-tax unrealized gains (losses) on derivative financial instruments	4.6	11.8	(3.3)	34.0

Net income	$42.1	$48.3	$192.3	$182.8

* Net income excluding after-tax net realized investment gains (losses) and net unrealized gains (losses) on derivative financial instruments.

Assured Guaranty Ltd.

Consolidated Balance Sheets

	As of:
	December 31, 2005	December 31, 2004
	(dollars in millions)
Assets
Fixed maturity securities, at fair value	$2,134.0	$1,965.1
Short-term investments, at cost which approximates fair value	115.8	175.8
Total investments	2,249.8	2,140.9

Cash and cash equivalents	6.2	17.0
Accrued investment income	22.7	21.9
Deferred acquisition costs	193.4	186.4
Prepaid reinsurance premiums	12.5	15.2
Reinsurance recoverable on ceded losses	12.4	120.2
Premiums receivable	33.0	40.8
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	40.4	43.9
Other assets	17.7	22.3
Total assets	$2,673.5	$2,694.0

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$537.1	$521.3
Reserves for losses and loss adjustment expenses	115.2	226.5
Profit commissions payable	53.0	61.7
Reinsurance balances payable	3.7	25.1
Current income taxes	0.6	—
Deferred income taxes	25.1	40.1
Funds held by Company under reinsurance contracts	19.2	50.8
Long-term debt	197.3	197.4
Other liabilities	56.7	43.7
Total liabilities	1,008.1	1,166.4

Shareholders’ equity
Common stock	0.7	0.8
Treasury stock	—	(7.9)
Additional paid-in capital	882.0	894.2
Unearned stock grant compensation	(14.8)	(6.7)
Retained earnings	751.6	568.3
Accumulated other comprehensive income	45.8	79.0
Total shareholders’ equity	1,665.4	1,527.6

Total liabilities and shareholders’ equity	$2,673.5	$2,694.0

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its statements regarding PVP and present value of estimated future installment premiums, could be affected by a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, governmental actions, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, and changes in general economic conditions, as well as management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors and Media

Sabra Purtill, CFA
Managing Director, Investor Relations and Strategic Planning
212-408-6044
441-278-6665
spurtill@assuredguaranty.com

Christopher McNamee
Assistant Vice President, Investor Relations
212-261-5509
cmcnamee@assuredguaranty.com